Exhibit 4.25

ENGLISH SUMMARY OF THE EMPLOYMENT AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

BY AND BETWEEN

NEXUS TELOCATION SYSTEMS LTD.

AND

MR. OFFER LIOR

Dated February 28, 2005
(the “Agreement”)

Description: Employer: Employee: Effective Date: Gross Salary (monthly): Options to Purchase Ordinary Shares of Pointer (Eden Telecom Group) Ltd. ("Pointer"): Termination Provisions:	Employment Agreement with Mr. Ofer Lior.

Nexus Telocation Systems Ltd.

Mr. Offer Lior.

March 1, 2005.

NIS 5,000.

Mr. Lior shall be granted an option to purchase
1,753 ordinary shares of Pointer, nominal value
of NIS 1.00 each (representing, at the date of
issuance, 3.5% of the issued and outstanding
share capital of Pointer), at an exercise price
of $280,000 (as adjusted in accordance with the
terms of the Agreement) (the "Option"). The
Option shall be exercisable in full after 48
months of continuous service, with 50% of the
Option vesting after the first 24-month period of
continuous services and 25% of the Option vesting
after each 12-month period of continuous service
thereafter.

Both parties shall have the right to terminate
the Agreement by giving 180 days advanced notice.